Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
FOURTH QUARTER AND YEAR-END 2014 FINANCIAL RESULTS

TARRYTOWN, NY, March 16, 2015 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the fourth quarter and year-end 2014.
"We have reported significant progress in recent months, and begin 2015 with a pivotal trial underway for Azedra, two Phase 3-ready prostate cancer programs, and a strong balance sheet to support our high-value pipeline," stated Mark Baker, CEO of Progenics. "The data emerging from our PSMA ADC and 1404 programs are quite impressive, demonstrating the potential of these product candidates to change the way prostate cancer is diagnosed, monitored and treated. Following positive interactions with the FDA, we are working to finalize the Phase 3 protocol for 1404, our novel imaging agent. In addition, we have re-launched the pivotal Phase 2 trial for our ultra-orphan product candidate, Azedra, in metastatic pheochromocytoma and paraganglioma, and look forward to completing enrollment in the trial by year-end. We remain focused on advancing these late-stage programs forward in an efficient manner while continuing to build meaningful value for our shareholders."
 Net loss for the quarter was $12.2 million or $0.18 diluted per share, compared to net loss of $8.6 million or $0.14 diluted per share in the 2013 period. Net income for the year-end 2014 was $4.4 million or $0.06 diluted per share, compared to net loss of $42.6 million or $0.76 diluted per share in 2013.
Progenics ended the year with cash and cash equivalents of $119.3 million, reflecting increases of $34.1 million in the quarter and $53.4 million from 2013 year-end, resulting primarily from $40.0 million milestone payment received in October for the expanded approval of RELISTOR® Subcutaneous Injection for patients with non-cancer pain, the third quarter receipt of $7.25 million upon settlement of an arbitration with its former RELISTOR licensee for Japan and a first quarter financing of $37.5 million.
Fourth quarter revenue resulted in a loss of $0.6 million, primarily from RELISTOR royalty losses due to Salix's plan to accelerate the reduction of wholesaler inventory levels and substantially cease all sales efforts to wholesalers in the fourth quarter of 2014. This compares to revenues of $3.0 million due to RELISTOR royalty income in the fourth quarter of 2013.

Full year 2014 revenue was $44.4 million, up from $7.9 million in the prior year, reflecting an increase in collaboration revenue of $39.6 million, primarily resulting from the recognition of the $40.0 million milestone from Salix, partially offset by a $2.8 million decrease in RELISTOR royalty income to $3.1 million, compared to $5.9 million in 2013.

Progenics Announces Fourth Quarter and Year-End 2014 Financial Results

Mr. Baker commented, "Based on reports to us by Salix, our marketing partner for RELISTOR, the fourth quarter royalty revenue number for RELISTOR reflects their effort to accelerate the reduction of wholesaler product inventory. Importantly, the impact of this inventory reduction strategy on our royalty revenue is expected to be short-term and transient; in fact, data provided by Salix reflects current wholesaler inventory levels of approximately 12 weeks. We are confident in the significant market potential for RELISTOR in patients suffering from opioid-induced constipation."

Fourth quarter research and development expenses decreased by $1.5 million compared to the prior year period, reflecting lower clinical trial expenses for MIP-1404 and PSMA ADC, and lower compensation expenses, partially offset by higher contract manufacturing expenses for AZEDRA, MIP-1404, and PSMA ADC and clinical trial expenses for Azedra. The full year research and development expenses decreased by $6.0 million compared to the prior year period. Fourth quarter general and administrative expenses increased $0.5 million, compared to the prior year period, primarily due to higher legal expenses. The full year general and administrative expenses increased $0.3 million from the prior period. Non-cash items for the quarter and year resulted from impairment charges and increased estimates for fair value of contingent consideration liability related to the 2013 acquisition of Molecular Insight.

Recent Events in 2015

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In January, Progenics announced that the first patient had been dosed in the resumed pivotal Phase 2 study of Azedra™ in patients with malignant pheochromocytoma and paraganglioma. The trial is being conducted under a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA).

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Positive data from the Phase 2 trial of PSMA ADC in patients with metastatic castration-resistant prostate cancer (mCRPC), including new data from the recently completed chemo-naïve cohort, were presented at the American Society of Clinical Oncology Genitourinary Cancers (ASCO GU) Symposium in February. Treatment with PSMA ADC reduced tumor size and levels of PSA and CTCs (circulating tumor cells), evidencing strong anti-tumor activity.

Conference Call and Webcast

Progenics will review fourth quarter and year-end financial results in a conference call today at 8:30 a.m. ET. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 89741044. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Fourth Quarter and Year-End 2014 Financial Results
PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net income (loss) per share)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Collaboration revenue	$52	$83	$41,196	$1,595
Royalty income (loss)	(627)	2,871	3,101	5,923
Research grants	-	-	-	275
Other revenues	4	14	80	69
Total revenues	(571)	2,968	44,377	7,862

Expenses:
Research and development	6,242	7,186	27,737	33,391
License fees – research and development	68	253	498	567
Royalty expense (income)	(41)	316	357	624
General and administrative	3,788	3,252	14,944	14,602
Depreciation and amortization	126	165	545	939
Intangible impairment charges	2,100	919	2,676	919
Change in contingent consideration liability	100	(200)	1,500	(200)
Total expenses	12,383	11,891	48,257	50,842
Other operating income	-	-	7,250	-

Operating income (loss)	(12,954)	(8,923)	3,370	(42,980)

Other income:
Interest income	14	10	51	46
Total other income	14	10	51	46

Net income (loss) before income tax benefit	(12,940)	(8,913)	3,421	(42,934)

Income tax benefit	761	362	989	362

Net income (loss)	$(12,179)	$(8,551)	$4,410	$(42,572)

Net income (loss) per share; basic	$(0.18)	$(0.14)	$0.06	$(0.76)
Weighted average shares outstanding; basic	69,589	60,825	68,185	55,798

Net income (loss) per share; diluted	$(0.18)	$(0.14)	$0.06	$(0.76)
Weighted average shares outstanding; diluted	69,589	60,825	68,243	55,798

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31, 2014	December 31, 2013

Cash and cash equivalents	$119,302	$65,860
Accounts receivable, net	109	2,879
Auction rate securities	-	2,208
Fixed assets, net	2,552	2,413
Intangible assets, net and goodwill	36,402	39,081
Other assets	2,672	2,100
Total assets	$161,037	$114,541

Current liabilities	$6,685	$6,627
Acquisition-related contingent consideration liability	17,200	15,700
Deferred tax and other liabilities	12,243	13,235
Total liabilities	36,128	35,562
Stockholders' equity	124,909	78,979
Total liabilities and stockholders' equity	$161,037	$114,541

Progenics Announces Fourth Quarter and Year-End 2014 Financial Results
About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in the United States for patients with chronic non-cancer pain, and in the U.S. and more than 50 other countries for patients with advanced illness.
About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)
Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. An estimated 27 million patients in the US take opioids for chronic pain. Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy. Approximately 40% of chronic pain patients, or nearly 11 million patients, receiving opioid therapy will experience OIC. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.
RELISTOR is a peripherally acting mu opioid receptor antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract. The unique molecular structure of RELISTOR restricts it from crossing the blood-brain barrier and interfering with the analgesic effect of opioids.
RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the EU, as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals, Inc. from Progenics Pharmaceuticals, Inc.
For more information about RELISTOR, please visit www.RELISTOR.com
Important Safety Information about RELISTOR

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.
Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

Progenics Announces Fourth Quarter and Year-End 2014 Financial Results
If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.
Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.
Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.
RELISTOR may precipitate opioid withdrawal in a fetus and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.
In the clinical study in adult patients with opioid-induced constipation and chronic non-cancer pain, the most common adverse reactions (≥ 1%) were abdominal pain, nausea, diarrhea, and hyperhidrosis, hot flush, tremor, and chills.
In clinical studies in adult patients with opioid-induced constipation and advanced illness, the most common adverse reactions (≥ 5%) were abdominal pain, flatulence, nausea, dizziness, and diarrhea.
Please see complete Prescribing Information for RELISTOR.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic which completed a two-cohort phase 2 clinical trial and a small molecule imaging agent that has also completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

Progenics Announces Fourth Quarter and Year-End 2014 Financial Results

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.
Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®.
Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Editor's Note:

For more information, please visit www.progenics.com.

For more information about Relistor, please visit www.relistor.com.